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                                                                  EXHIBIT 9(a)-3


                                     FORM OF
                            ADMINISTRATION AGREEMENT

                                   May 1, 1997



Sierra Fund Administration Corporation
9301 Corbin Avenue, Suite 333
Northridge, California  91324

Ladies and Gentlemen:

               The Sierra Variable Trust (the "Trust"), a business trust organized under the laws of the Commonwealth of Massachusetts, confirms its agreements with Sierra Fund Administration Corporation ("Sierra
Administration"), a corporation organized under the laws of the state of California, regarding administration services to be provided by Sierra Administration in connection with each of the investment funds offered from time to time by the Trust (individually, a "Fund" and together, the "Funds"). Sierra Administration agrees to provide services upon the following terms and conditions:

               1.  Investment Description; Appointment

               The Trust desires to employ the Trust's capital by investing and reinvesting (a) in investments of the kind and in accordance with the limitations specified in (i) the Trust's Agreement and Declaration of Trust dated January 27, 1993, as amended from time to time (the "Declaration of Trust"), and (ii) the prospectus (the "Prospectus") and statement of additional information (the "Statement") relating to the Trust contained in the Trust's Registration statement on Form N-1A, File No. 33-57732, filed with the Securities and Exchange Commission (the "Registration Statement") and (b) in such manner and to such extent as may from time to time be approved by the Trust's Board of Trustees. Copies of the Prospectus, the Statement and the Declaration of Trust have been submitted to Sierra Administration. The Trust desires to employ and hereby appoints Sierra Administration to act as the Trust's administrator. Sierra Administration accepts this appointment and agrees to furnish the services described herein for the compensation set forth below.

               2.  Services as Administrator

               Subject to the supervision and direction of the Board of Trustees of the Trust, Sierra Administration is responsible for all administrative functions with respect to the Trust and will (a) assist in supervising all aspects of the operations of the Trust except those performed by the Trust's investment adviser and/or sub-advisers under their respective investment management, investment advisory and sub-advisory agreements; (b) supply the Trust with office facilities


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(which may be in Sierra Administration's own offices), statistical and research data, data processing services, clerical, accounting and bookkeeping services (including, but not limited to, the calculation of the net asset values of shares of the Trust, internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; (c) prepare reports to the Trust's shareholders and materials for the Board of Trustees of the Trust; (d) prepare tax returns and reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; (e) cooperate with the Trust's transfer agent for the purpose of establishing and implementing procedures to ensure that the Trust's transfer agency and shareholder relations functions are efficiently carried out; and (f) provide such other similar services as the Trust may reasonably request to the extent permitted under application statutes, rules and regulations. The services to be performed by Sierra Administration hereunder may be delegated by it, in whole or in part, to one or more sub-administrators provided that any delegation of duties to a sub-administrator shall not relieve Sierra Administration of its responsibilities hereunder. Notwithstanding anything to the contrary in this Agreement, Sierra Administration shall not be responsible for the performance of any duties which are required to be performed by the Trust's transfer agent.

               3.  Compensation

               (a) In consideration of services rendered pursuant to this Agreement, the Trust will pay Sierra Administration on the first business day of each month a fee for the previous month at an annual rate based on each Fund's average daily net assets, as set forth in Schedule A attached hereto. Sierra Administration shall pay expenses as described in Paragraph 4 including, without limitation, fees to any sub-administrator and the custodian. The fee for the period from the date the Trust commences operations to the end of that month shall be prorated according to the proportion such period bears to the full monthly period.

               (b) Upon any termination of this Agreement before the end of any month, the fee such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to Sierra Administration, the value of each Fund's net assets shall be computed at the times and in the manner specified in the Prospectus and/or the Statement relating to the Fund as from time to time in effect.

               4.  Expenses

               Sierra Administration will bear all expenses in connection with the performance of its services under this Agreement, including, without limitation, payment of the fee to the custodian, and any sub-administrator described in Paragraph 3 above. The Trust will bear certain other expenses to be incurred in its operation, including: organizational expenses; taxes, interest, brokerage fees and commissions, if any; fees of trustees of the Trust who are not officers, director, or employees of Sierra Investment Advisors Corporation and Sierra Investment Services Corporation, any sub-adviser or sub-administrator, or any of their affiliates; transfer agent fees;

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Securities and Exchange Commission fees and state Blue Sky qualification fees;
out-of-pocket expenses of custodians, transfer and dividend disbursing agents and the Trust's sub-administrator and transaction charges of custodians; insurance premiums; outside auditing and legal expenses; costs of maintenance of the Trust's existence; costs attributable to investor services, including, without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings of the shareholders of the Trust and of the officers or Board of Trustees of the Trust; and any extraordinary expenses.

               5.  Standard of Care

               Sierra Administration shall exercise its best judgment in rendering the services listed in Paragraph 2 above. Sierra Administration shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except (a) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or (b) a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

               6.  Term of Agreement

               This Agreement shall become effective as of the date the Trust commences its investment operations and shall continue for an initial two-year term and shall continue automatically from year-to-year thereafter unless terminated in accordance with the following sentence. This Agreement is terminable at any time, without penalty, on 60 days' written notice, by the Board of Trustees of the Trust or upon 90 days' written notice, by Sierra Administration.

               7.  Service to Other Companies or Accounts

               The Trust understands that Sierra Administration may act in the future as administrator to other investment companies or series of investment companies, and the Trust has no objection to Sierra Administration's so acting in such capacity. The Trust understands that the persons employed by Sierra Administration to assist in the performance of Sierra Administration's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of Sierra Administration affiliate or any affiliate of Sierra Administration to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

               8.  Representations of the Trust and Sierra Administration

               The Trust represents that (i) a copy of the Declaration of Trust is on file in the office of the Secretary of the Commonwealth of Massachusetts,
(ii) the appointment of Sierra

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Administration has been duly authorized and (iii) it has acted and will continue to act in conformity with the 1940 Act and other applicable laws. Sierra Administration represents that it is authorized to perform the services described herein.

               9.  Limitation of Liability

               The copy of the Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust.

               10.  Entire Agreement

               This Agreement constitutes the entire agreement between the parties hereto.

               11.  Governing Law

               This Agreement shall be governed in accordance with the laws of the State of Massachusetts.

               If the foregoing accurately sets forth our agreement, kindly indicate your acceptance hereof by signing and returning the enclosed copy hereof.



                                Very truly yours,

                                THE SIERRA VARIABLE TRUST

                                By   __________________________
                                Name:  F. Brian Cerini
                                Title:   Chairman and President


Accepted:

SIERRA FUND ADMINISTRATION
CORPORATION

By   ______________________________
Name:  Keith B. Pipes
Title:    Chief Financial Officer, Treasurer
          and Secretary


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                                                                      Schedule A

                            ADMINISTRATION AGREEMENT
                                Dated May 1, 1997

                              FUND AND FEE SCHEDULE
                             (Pursuant to Section 3)

               The following Funds (as defined in the Administration Agreement attached hereto) are governed by such Agreement and the Trust will pay Sierra Administration (as such parties are defined in the Agreement) fees at the annual rate set forth opposite the name of such Fund below:


Fund                                                 Annual Rate
----                                                 -----------
Capital Growth Portfolio                             0.15%
Growth Portfolio                                     0.15%
Balanced Portfolio                                   0.15%
Value Portfolio                                      0.15%
Income Portfolio                                     0.15%
Global Money Fund                                    0.18%
Growth Fund                                          0.18%
International Growth Fund                            0.18%
U.S. Government Fund                                 0.18%
Corporate Income Fund                                0.18%
Short Term Global Government Fund                    0.18%
Emerging Growth Fund                                 0.18%
Growth and Income Fund                               0.18%
Short Term High Quality Bond Fund                    0.18%


Schedule Adopted as of May 1, 1997

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